Exhibit 99.1

Kroger Reports Fourth Quarter and Full-Year 2021 Results

Issues 2022 Full Year Guidance

Fourth Quarter Highlights

•	Identical Sales without fuel increased 4.0%; two-year stack increased 14.6%
•	Digital Sales two-year stack grew 105%
•	EPS of $0.75; Adjusted EPS of $0.91
•	Operating Profit of $965 million; Adjusted FIFO Operating Profit of $1,014 million

Fiscal 2021 Highlights

•	Identical Sales without fuel increased 0.2%; two-year stack increased 14.3%
•	Digital Sales two-year stack grew 113%
•	EPS of $2.17; Adjusted EPS of $3.68
•	Operating Profit of $3.5 billion; Adjusted FIFO Operating Profit of $4.3 billion
•	Cost savings exceeded $1 billion for fourth consecutive year
•	Alternative profits contributed an incremental $150 million of operating profit
•	Significantly increased associate wages resulting in average hourly wage of $17 and average hourly rate of over $22 with comprehensive benefits factored in

Full Year 2022 Guidance Highlights

•	Identical Sales growth without fuel of 2.0% to 3.0%
•	Adjusted EPS of $3.75 to $3.85
•	Adjusted FIFO Operating Profit of $4.2 billion to $4.3 billion

CINCINNATI, March 3, 2022 -- The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2021 results and provided 2022 guidance. Tomorrow during Kroger’s 2022 Business Update, the company will update investors on how key initiatives are positioning the company for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Our strategy of leading with fresh and accelerating with digital propelled Kroger to record performance in 2021, on top of record results in 2020. We are incredibly proud of our associates who continue to deliver for our customers through the pandemic.

“As we look to 2022, we expect the momentum in our business to continue and have confidence in our ability to navigate a rapidly changing operating environment. We are leveraging technology, innovation, and our competitive moats to build lasting competitive advantages. Our balanced model is allowing us to deliver for shareholders, invest in our associates, continue to provide fresh affordable food to our customers and uplift our communities.

“We remain confident in our growth model and our ability to deliver total shareholder returns of 8% to 11% over time.”

Fourth Quarter Financial Results

	4Q21 ($ in millions; except EPS)	4Q20 ($ in millions; except EPS)
ID Sales* (Table 4)	4.0%	10.6%
EPS**	$0.75	$(0.10)
Adjusted EPS (Table 6)	$0.91	$0.81
Operating Profit (Loss) **	$965	$(158)
Adjusted FIFO Operating Profit (Table 7)	$1,014	$837
FIFO Gross Margin Rate*	Increased 3 basis points
OG&A Rate*	Increased 7 basis points

* without fuel and adjustment items, if applicable

** Fourth quarter of 2020 includes a $989 million pre-tax charge ($0.97 per diluted share) related to UFCW pension commitments

Fourth Quarter Results versus Two Years Ago

4Q21 ($ in millions; except EPS)
ID Sales Two Year Stacked* (Table 8)	14.6%
EPS Two Year CAGR (Table 8)	36.9%
Adjusted EPS Two Year CAGR (Table 8)	26.4%
Operating Profit Two Year CAGR (Table 8)	34.1%
Adjusted FIFO Operating Profit Two Year CAGR (Table 8)	15.7%
FIFO Gross Margin Rate Compared to Q4 2019*	Decreased 3 basis points
OG&A Rate Compared to Q4 2019*	Decreased 1 basis points

*without fuel and adjustment items, if applicable

Total company sales were $33.0 billion in the fourth quarter, compared to $30.7 billion for the same period last year. Total company sales, excluding fuel, increased 3.7% compared to the same period last year.

Gross margin was 22.2% of sales for the fourth quarter. The FIFO gross margin rate, excluding fuel, increased 3 basis points compared to the same period last year. The stability in our gross margin rate reflects sourcing benefits, offset by strategic price investments and higher supply chain costs.

The LIFO charge for the fourth quarter was $20 million, compared to an $84 million credit for the same period last year. The increase in the charge of $104 million was attributable to higher inflation in most categories, with grocery and meat being the largest contributors.

The Operating, General & Administrative rate increased 7 basis points, excluding fuel and adjustment items. The increase in OG&A was driven by significant investments in associates including a year-end Associate Thank You reward and various asset impairments, offset by decreased COVID related costs, sales leverage, and the execution of cost savings initiatives.

The income tax rate for the fourth quarter was 20.5%.

Fiscal 2021 Financial Results

	2021 ($ in billions; except EPS)	2020 ($ in billions; except EPS)
ID Sales* (Table 4)	0.2%	14.1%
EPS**	$2.17	$3.27
Adjusted EPS (Table 6)	$3.68	$3.47
Operating Profit**	$3.5	$2.8
Adjusted FIFO Operating Profit (Table 7)	$4.3	$4.1
FIFO Gross Margin Rate*	Decreased 43 basis points
OG&A Rate*	Decreased 61 basis points

*without fuel and adjustment items, if applicable

** Fourth quarter of 2020 includes a $989 million pre-tax charge ($0.95 per diluted share) related to UFCW pension commitments

Total company sales were $137.9 billion in 2021, compared to $132.5 billion for the same period last year. Total company sales, excluding fuel, increased 0.2% compared to the same period last year.

Gross margin was 22.0% of sales for 2021. The FIFO gross margin rate, excluding fuel, decreased 43 basis points compared to the same period last year. This decrease primarily related to higher supply chain costs and strategic price investments, partially offset by sourcing benefits and growth in alternative profits.

The LIFO charge for 2021 was $197 million, compared to a credit of $7 million in 2020. This increase of $204 million was attributable to higher inflation in most categories, with grocery and meat being the largest contributors.

The Operating, General & Administrative rate decreased 61 basis points, excluding fuel and adjustment items, reflecting a reduction of COVID related costs and cost savings initiatives, partially offset by significant investments in associates.

The income tax rate for 2021 was 18.8%, compared to 23.2% for the same period last year. The current year tax rate is lower than last year due to the favorable outcome of income tax audit examinations covering multiple years.

Capital Allocation Strategy

Kroger continues to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchases and a growing dividend over time.

Kroger's net total debt to adjusted EBITDA ratio is 1.63, compared to 1.75 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

In total, Kroger returned $2.2 billion to shareholders in 2021. Kroger repurchased $1.6 billion of shares in 2021, under its board authorizations. Kroger also increased the dividend by 17 percent from 72¢ to 84¢ marking the 15th consecutive year of dividend increases, which resulted in a payout of $589 million.

2022 Guidance

Comments from CFO Gary Millerchip

“Kroger’s 2021 results demonstrate the strength of our value creation model, and in 2022 we expect to build on this momentum.

“We expect to grow identical sales without fuel by 2.0% to 3.0% and grow adjusted net earnings per share to between $3.75 to $3.85. This guidance contemplates continued investments in our associates and customers, balanced with cost savings and growth in alternative profits.

“We will continue to be disciplined with capital allocation. In 2022, we are increasing capital investments in strategic priorities that will drive sustained future earnings growth. At the same time, we expect to generate strong free cash flow and we will continue to return excess cash to shareholders.

“We remain confident in our ability to achieve attractive and sustainable total shareholder returns of 8-11% over time.”

Full Year 2022 Guidance

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)***
Adjusted*	2.0% - 3.0%	$3.75 - $3.85	$4.2 - $4.3	23%	$3.8 - $4.0	$2.0 - $2.2

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2022 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2022 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** 2022 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

Fourth Quarter 2021 Highlights

Leading with Fresh

•	Successfully completed initial phase of in-store End-to-End Fresh initiative, to bring more days of fresh to customers. Currently expanding program to targeted stores across the country
•	Our Brands launched 72 new items during the quarter, many in support of providing easy food at home meal solutions, including our Simple Truth skillet meals for two and Kroger brand multi-serve tray meals
•	Completed the conversion of specialty cheese shops under the Murray’s Cheese brand in 260 stores
•	Launched Kroger Floral pilot in partnership with DoorDash in the Houston and Dallas divisions, enabling fresh floral delivery to customers in as little as 1-hour
•	Opened first two Kitchen United MIX locations providing customers the opportunity to enjoy made to order restaurant meals from a variety of participating restaurants

Accelerating with Digital

•	Opened Customer Fulfillment Center powered by Ocado in Forest Park, Georgia and a cross-dock spoke facility in the Indianapolis area
•	Announced development of Customer Fulfillment Centers in the Cleveland area, a new geography, and North Carolina
•	Announced a cross-dock spoke facility in Oklahoma City, a new geography for the company
•	Recognized by Newsweek as part of “America’s Best Loyalty Programs 2022”
•	Launched Starbucks Mobile Order & Pay capabilities in more than 150 stores, allowing customers to utilize the Starbucks mobile app to order ahead and pick up in-store
•	Received the ANA Genius Adoption Award for leveraging analytics in marketing from Neustar
•	Expanded collaboration with Nuro to continue redefining the customer experience through the introduction of Nuro’s third-generation autonomous delivery vehicle

Associate Experience

•	Increased Kroger Family of Companies’ average hourly wage to $17 and average hourly rate to over $22 with comprehensive benefits factored in
•	Provided $5.5 million to support associates through unexpected hardships and disaster relief through Helping Hands Fund
•	Named one of the Best Places to Work for LGBTQ Equality for fourth consecutive year on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index
•	More than 3,000 associates, 90% of whom are hourly, have taken advantage of Kroger's best-in-class education assistance program in 2021

Live Our Purpose

•	Donated 499 million meals to help end hunger in communities through Zero Hunger | Zero Waste and $343 million in total charitable giving in 2021
•	Sending emergency food assistance to support Ukrainian refugees through the UN World Food Programme's Ukraine Emergency Fund. Company will match all gifts made by associates and customers, up to $250,000
•	Kroger Health surpassed administering 10 million doses of the COVID-19 vaccine
•	Kroger Heath received the 2022 America Pharmacists Association Immunization Champion Award recognizing the group’s extraordinary contributions toward improving vaccination rates within communities
•	Partnered with the Biden Administration to offer customers free N95 masks at store locations with pharmacies
•	Donated hand sanitizer, masks, and gloves to nonprofit organizations committed to quickly distributing to communities in need
•	Donated additional $5 million into The Kroger Co. Foundation Racial Equity Fund to catalyze innovative approaches to help create more equitable and inclusive communities
•	Launched exclusive and first-of-its-kind partnership in the U.S. with Loop to introduce a selection of products in reusable packaging rather than in single-use plastic

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter and fiscal year 2021 ended on January 29, 2022.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confident,” “contemplates,” “continue,” “deliver,” “enable” “expect,” “future,” “guidance,” “positioning,” “strategy,” “target,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 pandemic related factors, risks and challenges, including among others, the length of time that the pandemic continues, future variants, mutations or related strains of the virus and the effectiveness of vaccines against variants, continued efficacy of vaccines over time and availability of vaccine boosters, the extent of vaccine refusal, and global access to vaccines, as well as the effect of vaccine and/or testing mandates and related regulations, the potential for additional future spikes in infection and illness rates including breakthrough infections among the fully vaccinated, and the corresponding potential for disruptions in workforce availability and customer shopping patterns, re-imposed restrictions as a result of resurgence and the corresponding future easing of restrictions, and interruptions in domestic and global supply chains or capacity constraints; whether and when the global pandemic will become endemic, the pace of recovery when the pandemic subsides or becomes endemic, which may vary materially over time and among the different regions we serve; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic moats of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on March 3, 2022 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 3, 2021.

Kroger will host a 2022 Business Update live in Groveland Florida and virtually at ir.kroger.com, at 8:30 a.m. (ET) on March 4, 2021.

4th Quarter 2021 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Two-Year Financial Results
9.	Adjusted Free Cash Flow

--30--

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2021		2020		2021		2020
SALES	$33,048	100.0%	$30,737	100.0%	$137,888	100.0%	$132,498	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	25,718	77.8	23,691	77.1	107,539	78.0	101,597	76.7
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,511	16.7	6,338	20.6	23,203	16.8	24,500	18.5
RENT	197	0.6	192	0.6	845	0.6	874	0.7
DEPRECIATION AND AMORTIZATION	657	2.0	674	2.2	2,824	2.1	2,747	2.1

OPERATING PROFIT (LOSS)	965	2.9	(158)	(0.5)	3,477	2.5	2,780	2.1

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(133)	(0.4)	(106)	(0.3)	(571)	(0.4)	(544)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	10	-	1	-	(34)	-	29	-
(LOSS) GAIN ON INVESTMENTS	(127)	(0.4)	153	0.5	(821)	(0.6)	1,105	0.8

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	715	2.2	(110)	(0.4)	2,051	1.5	3,370	2.5

INCOME TAX EXPENSE (BENEFIT)	146	0.4	(34)	(0.1)	385	0.3	782	0.6

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	569	1.7	(76)	(0.3)	1,666	1.2	2,588	2.0

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	-	1	-	11	-	3	-

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$566	1.7%	$(77)	(0.3)%	$1,655	1.2%	$2,585	2.0%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.76		$(0.10)		$2.20		$3.31

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	733		761		744		773

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.75		$(0.10)		$2.17		$3.27

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	743		761		754		781

DIVIDENDS DECLARED PER COMMON SHARE	$0.21		$0.18		$0.81		$0.70

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charge of $20 and a credit of ($84) were recorded in the fourth quarters of 2021 and 2020, respectively. For the year to date period, a LIFO charge of $197 and a credit of ($7) were recorded for 2021 and 2020, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	January 29,	January 30,
	2022	2021
ASSETS
Current Assets
Cash	$311	$371
Temporary cash investments	1,510	1,316
Store deposits in-transit	1,082	1,096
Receivables	1,828	1,781
Inventories	6,783	7,063
Prepaid and other current assets	660	876

Total current assets	12,174	12,503

Property, plant and equipment, net	23,789	22,386
Operating lease assets	6,695	6,796
Intangibles, net	942	997
Goodwill	3,076	3,076
Other assets	2,410	2,904

Total Assets	$49,086	$48,662

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$555	$911
Current portion of operating lease liabilities	650	667
Trade accounts payable	7,117	6,679
Accrued salaries and wages	1,736	1,413
Other current liabilities	6,265	5,696

Total current liabilities	16,323	15,366

Long-term debt including obligations under finance leases	12,809	12,502
Noncurrent operating lease liabilities	6,426	6,507
Deferred income taxes	1,562	1,542
Pension and postretirement benefit obligations	478	535
Other long-term liabilities	2,059	2,660

Total Liabilities	39,657	39,112

Shareowners' equity	9,429	9,550

Total Liabilities and Shareowners' Equity	$49,086	$48,662

Total common shares outstanding at end of period	726	757
Total diluted shares year-to-date	754	781

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR-TO-DATE
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,666	$2,588
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,824	2,747
Operating lease asset amortization	605	626
LIFO charge	197	(7)
Stock-based employee compensation	203	185
Company-sponsored pension plans	50	(9)
Asset impairment charges	64	70
Deferred income taxes	(31)	44
Gain on the sale of assets	(44)	(59)
Loss (gain) on investments	821	(1,105)
Other	64	165
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	13	83
Receivables	(61)	(90)
Inventories	80	7
Prepaid and other current assets	232	(342)
Trade accounts payable	438	330
Accrued expenses	331	1,382
Income taxes receivable and payable	16	53
Operating lease liabilities	(618)	(552)
Other	(660)	699

Net cash provided by operating activities	6,190	6,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,614)	(2,865)
Proceeds from sale of assets	153	165
Other	(150)	(114)

Net cash used by investing activities	(2,611)	(2,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	56	1,049
Payments on long-term debt including obligations under finance leases	(1,442)	(747)
Net payments on commercial paper	-	(1,150)
Dividends paid	(589)	(534)
Proceeds from issuance of capital stock	172	127
Treasury stock purchases	(1,647)	(1,324)
Proceeds from financing arrangement	166	-
Other	(161)	(134)

Net cash used by financing activities	(3,445)	(2,713)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	134	1,288

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,687	399
END OF YEAR	$1,821	$1,687

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,614)	$(2,865)
Payments for lease buyouts	-	58
Changes in construction-in-progress payables	(542)	(359)
Total capital investments, excluding lease buyouts	$(3,156)	$(3,166)

Disclosure of cash flow information:
Cash paid during the year for interest	$607	$564
Cash paid during the year for income taxes	$513	$659

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
EXCLUDING FUEL	$28,903	$27,780	$120,802	$120,575

EXCLUDING FUEL	4.0%	10.6%	0.2%	14.1%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5. Reconciliation of Net Total Debt and
Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
(in millions, except for ratio)
(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 29,	January 30,
	2022	2021	Change
Current portion of long-term debt including obligations under finance leases	$555	$911	$(356)
Long-term debt including obligations under finance leases	12,809	12,502	307

Total debt	13,364	13,413	(49)

Less: Temporary cash investments	1,510	1,316	194
Less: Prepaid benefit payments	125	125	-

Net total debt	$11,729	$11,972	$(243)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, for 2021 and 2020.

	YEAR-TO-DATE
	January 29,	January 30,
	2022	2021
Net earnings attributable to The Kroger Co.	$1,655	$2,585
LIFO charge (credit)	197	(7)
Depreciation and amortization	2,824	2,747
Interest expense	571	544
Income tax expense	385	782
Adjustment for pension plan withdrawal liabilities	449	989
Adjustment for company-sponsored pension plan settlement charges	87	-
Adjustment for loss (gain) on investments	821	(1,105)
Adjustment for Home Chef contingent consideration	66	189
Adjustment for transformation costs (a)	136	111
Other	(6)	(8)

Adjusted EBITDA	$7,185	$6,827

Net total debt to adjusted EBITDA ratio	1.63	1.75

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items
(in millions, except per share amounts)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings (loss) and net earnings (loss) per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Net earnings (loss) attributable to The Kroger Co.	$566	$(77)	$1,655	$2,585

Adjustment for pension plan withdrawal liabilities (a)(b)	-	754	344	754
Adjustment for company-sponsored pension plan settlement charges (a)(c)	-	-	68	-
Adjustment for loss (gain) on investments (a)(d)	95	(116)	628	(821)
Adjustment for Home Chef contingent consideration (a)(e)	3	61	50	141
Adjustment for transformation costs (a)(f)	22	8	104	81
Adjustment for income tax audit examinations (a)	-	-	(47)	-

2021 and 2020 Adjustment Items	120	707	1,147	155

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$686	$630	$2,802	$2,740

Net earnings (loss) attributable to The Kroger Co. per diluted common share	$0.75	$(0.10)	$2.17	$3.27

Adjustment for pension plan withdrawal liabilities (g)	-	0.97	0.45	0.95
Adjustment for company-sponsored pension plan settlement charges (g)	-	-	0.09	-
Adjustment for loss (gain) on investments (g)	0.13	(0.15)	0.83	(1.05)
Adjustment for Home Chef contingent consideration (g)	-	0.08	0.07	0.18
Adjustment for transformation costs (g)	0.03	0.01	0.14	0.12
Adjustment for income tax audit examinations (g)	-	-	(0.07)	-

2021 and 2020 Adjustment Items	0.16	0.91	1.51	0.20

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.91	$0.81	$3.68	$3.47

Average number of common shares used in diluted calculation	743	768	754	781

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)
(in millions, except per share amounts)
(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $989 in the fourth quarter of 2020. The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities were $449 and $989 in 2021 and 2020, respectively.

(c)	The pre-tax adjustment to other income (expense) for company-sponsored pension plan settlement charges was $87.

(d)	The pre-tax adjustments for loss (gain) on investments were $127 and ($153) in the fourth quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $821 and ($1,105) in 2021 and 2020, respectively.

(e)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $4 and $80 in the fourth quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $66 and $189 in 2021 and 2020, respectively.

(f)	The pre-tax adjustments to OG&A expenses for transformation costs were $29 and $11 in the fourth quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs were $136 and $111 in 2021 and 2020, respectively. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(g)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Fourth Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2021 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2021 for pension plan withdrawal liabilities, company-sponsored pension plan settlement charges, loss on investments, Home Chef contingent consideration adjustment, strategic transformation costs, and the income tax audit examinations adjustment.

2020 Fourth Quarter Adjustment Items include adjustments for pension plan withdrawal liabilities, gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2020 for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

Table 7. Operating Profit Excluding the Adjustment Items
(in millions)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit (loss) because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit (loss) or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Operating profit (loss)	$965	$(158)	$3,477	$2,780
LIFO charge (credit)	20	(84)	197	(7)

FIFO Operating profit (loss)	985	(242)	3,674	2,773

Adjustment for pension plan withdrawal liabilities	-	989	449	989
Adjustment for Home Chef contingent consideration	4	80	66	189
Adjustment for transformation costs (a)	29	11	136	111
Other	(4)	(1)	(15)	(6)

2021 and 2020 Adjustment items	29	1,079	636	1,283

Adjusted FIFO operating profit excluding the adjustment items above	$1,014	$837	$4,310	$4,056

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 8. Two-Year Financial Results
(in millions, except per share amounts)
(unaudited)

The purpose of this table is to better illustrate comparable two-year growth from our ongoing business for the current year for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share, due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic.  Two-year financial results for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share are useful metrics to investors and analysts because it presents more accurate comparisons of results and trends over a longer period of time to demonstrate the effect of COVID-19 on our results.  Items identified in these tables should not be considered alternatives to any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

IDENTICAL SALES TWO-YEAR STACKED

	2021		2020		2021		2020
	FOURTH QUARTER		FOURTH QUARTER		YEAR-TO-DATE		YEAR-TO-DATE
	2021	2020	2020	2019	2021	2020	2020	2019
Excluding Fuel	$28,903	$27,780	$28,004	$25,321	$120,802	$120,575	$120,762	$105,806

Excluding Fuel	4.0%		10.6%		0.2%		14.1%

Two-year identical sales stacked	14.6%				14.3%

OPERATING PROFIT EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	FOURTH QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Operating profit	$965	$537	$3,477	$2,251
LIFO charge	20	36	197	105

FIFO Operating profit	985	573	3,674	2,356

Adjustment for pension plan withdrawal liabilities	-	4	449	135
Adjustment for Home Chef contingent consideration	4	(51)	66	(69)
Adjustment for severance charge and related benefits	-	-	-	80
Adjustment for transformation costs (a)	29	52	136	52
Adjustment for deconsolidation and impairment of Lucky's Market (b)	-	174	-	412
Other	(4)	6	(15)	29

2021 and 2019 Adjustment items	29	185	636	639

Adjusted FIFO operating profit excluding the adjustment items above	$1,014	$758	$4,310	$2,995

Two-year operating profit CAGR*	34.1%		24.3%

Two-year adjusted FIFO operating profit excluding the adjustment items above CAGR*	15.7%		20.0%

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	For the year-to-date period, the adjustment for impairment of Lucky's Market includes a $107 net loss attributable to the minority interest of Lucky's Market.

*	CAGR represents the compounded annual growth rate.

Table 8. Two-Year Financial Results (continued)
(in millions, except per share amounts)
(unaudited)

NET EARNINGS PER DILUTED SHARE EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	FOURTH QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Net earnings attributable to the Kroger Co.	$566	$327	$1,655	$1,659

Adjustment for pension plan withdrawal liabilities (a)(b)	-	3	344	104
Adjustment for company-sponsored pension plan settlement charges (a)(c)	-	-	68	-
Adjustment for gain on sale of Turkey Hill Dairy (a)(d)	-	-	-	(80)
Adjustment for gain on sale of You Technology (a)(e)	-	-	-	(52)
Adjustment for loss (gain) on investments (a)(f)	95	6	628	(119)
Adjustment for deconsolidation and impairment of Lucky's Market attributable to the Kroger Co. (a)(g)	-	125	-	225
Adjustment for Home Chef contingent consideration (a)(h)	3	(36)	50	(49)
Adjustment for transformation costs (a)(i)	22	37	104	37
Adjustment for severance charge and related benefits (a)(j)	-	-	-	61
Adjustment for income tax audit examinations (a)	-	-	(47)	-

2021 and 2019 adjustment items	120	135	1,147	127

Net earnings attributable to the Kroger Co. Excluding the adjustment items above	$686	$462	$2,802	$1,786

Net earnings attributable to the Kroger Co. Per diluted common share	$0.75	$0.40	$2.17	$2.04

Adjustment for pension plan withdrawal liabilities (k)	-	0.01	0.45	0.13
Adjustment for company-sponsored pension plan settlement charges (k)	-	-	0.09	-
Adjustment for gain on sale of Turkey Hill Dairy (k)	-	-	-	(0.10)
Adjustment for gain on sale of You Technology (k)	-	-	-	(0.06)
Adjustment for loss (gain) on investments (k)	0.13	0.01	0.83	(0.15)
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (k)	-	0.16	-	0.28
Adjustment for Home Chef contingent consideration (k)	-	(0.05)	0.07	(0.07)
Adjustment for transformation costs (k)	0.03	0.04	0.14	0.04
Adjustment for severance charge and related benefits (k)	-	-	-	0.08
Adjustment for income tax audit examinations (k)	-	-	(0.07)	-

2021 and 2019 adjustment items	0.16	0.17	1.51	0.15

Net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above	$0.91	$0.57	$3.68	$2.19

Average number of common shares used in Diluted calculation	743	804	754	805

Two-year net earnings attributable to the Kroger Co. per Diluted common share CAGR*	36.9%		3.1%

Two-year net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above CAGR*	26.4%		29.6%

*	CAGR represents the compounded annual growth rate.

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $4 in the fourth quarter of 2019. The year-to-date pre-tax adjustments for pension plan withdrawal liabilities were $449 and $135 in 2021 and 2019, respectively.

(c)	The pre-tax adjustment to other income (expense) for company-sponsored pension plan settlement charges was $87.

(d)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(e)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(f)	The pre-tax adjustments for loss (gain) on investments were $127 and $9 in the fourth quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $821 and ($157) in 2021 and 2019, respectively.

(g)	The pre-tax adjustment for deconsolidation and impairment of Lucky's Market was $174 in the fourth quarter of 2019. For the year-to-date period, pre-tax adjustment for deconsolidation and impairment of Lucky's Market was $412 including a $107 net loss attributable to the minority interest of Lucky's Market.

(h)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $4 and ($51) in the fourth quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $66 and ($69) in 2021 and 2019, respectively.

(i)	The pre-tax adjustments to OG&A expenses for transformation costs were $29 and $52 in the fourth quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for transformation costs were $136 and $52 in 2021 and 2019, resepctively. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(j)	The pre-tax adjustment for severance charge and related benefits was $80.

(k)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Fourth Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2021 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2021 for pension plan withdrawal liabilities, company-sponsored pension plan settlement charges, loss on investments, Home Chef contingent consideration adjustment, strategic transformation costs, and the income tax audit examinations adjustment.

2019 Fourth Quarter Adjustment items include adjustments for pension plan withdrawal liabilities, the loss on investments, deconsolidation of Lucky's Market, Home Chef contingent consideration adjustment, and strategic transformation costs.

2019 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the gain on investments, Home Chef contingent consideration adjustment, the impairment of Lucky's Market and severance charge and related benefits.

Table 9. Adjusted Free Cash Flow
(in millions)
(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments.  Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management.  However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings (loss) or net cash provided by operating activities as an indicator of the Company's performance or liquidity.   Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	January 29,	January 30,	February 1,
	2022	2021	2020
Net cash provided by operating activities	$6,190	$6,815	$4,664

Payments for property and equipment, including payments for lease buyouts	(2,614)	(2,865)	(3,128)

Free Cash Flow	3,576	3,950	1,536

Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	366	263	-
Adjustment for tax effects of divestiture transactions	-	-	156

Adjusted Free Cash Flow	$3,942	$4,213	$1,692